As filed with the Securities and Exchange Commission on February 13, 2002

                                               Registration No. 333- ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                 INVESTCO, INC.
             (Exact name of registrant as specified in its charter)


               Nevada                                     87-0381511
               ------                                     ----------
    (State or other jurisdiction of                     I.R.S. Employer
    incorporation or organization)                      Identification No.

                         3998 FAU Boulevard, Suite 210
                         Boca Raton, Florida 33431 33431
                        ---------------------------------
              (Address of Principal Executive Offices) (Zip Code)

                                   ----------

                                SERVICE AGREEMENT
                            (Full title of the plan)

                                   -----------

                            Robert Hildreth, Chairman
                                 Investco, Inc.
                          3998 FAU Boulevard, Suite 201
                              Boca Raton, FL 33431
                     (Name and address of agent for service)

                                 (561) 367-0600
          (Telephone number, including area code, of agent for service)

------------------------- -------------------- ------------------------- ------------------------- -------------------
                                                   PROPOSED MAXIMUM          PROPOSED MAXIMUM
 TITLE OF SECURITIES TO      AMOUNT TO BE         OFFERING PRICE PER        AGGREGATE OFFERING         AMOUNT OF
     BE REGISTERED            REGISTERED              SHARE (1)                 PRICE (2)           REGISTRATION FEE
------------------------- -------------------- ------------------------- ------------------------- -------------------

Common Stock, $.001 par         500,000                 $4.80                   $2,400,000              $220.80
         value
------------------------- -------------------- ------------------------- ------------------------- -------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the Issuer's common stock on February 12, 2002.

PROSPECTUS


                                 INVESTCO, INC.

                         500,000 SHARES OF COMMON STOCK


         This Prospectus forms a part of a registration statement which registers an aggregate of 500,000 shares of common stock that are collectively referred to as the "Shares" of Investco, Inc. ("Investco," the "Company," "we," "us," or "our"). The Shares have been issued to Mr. Joseph Lents pursuant to an agreement dated January 29, 2002. Mr. Lents is sometimes referred to as the "selling securityholder."

         The selling securityholder may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by the selling securityholder.

         No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the Shares shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                                  -------------

         These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -------------

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.


                The date of this prospectus is February 13, 2002

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the Shares. This prospectus, which comprises Part I of the registration statement, omits certain information contained in the registration statement. For further information with respect to us and the Shares offered by this prospectus, reference is made to the entire registration statement, including the exhibits thereto. Statements in this prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the registration statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of the exhibit or other document to which reference is hereby made, for a full statement of the provisions thereof. A copy of the registration statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:


         o Annual Report on Form 10-KSB for the year ended December 31, 2000, filed on March 28, 2001

         o Quarterly Report on Form 10-QSB for quarter ended March 31, 2001 as filed on May 14, 2001.

         o Quarterly Report on Form 10-QSB for quarter ended June 30, 2001 as filed on August 21, 2001

         o        Current Report on Form 8-K filed on August 31, 2001

         o Quarterly Report on Form 10-QSB for quarter ended September 30, 2001 as filed on November 19, 2001

         o The description of the Company's common stock contained in our Registration Statement on Form SB-2, filed on July 24, 2001;

         o        Current Report on Form 8-K filed on November 29, 2001;

         o        Current Report on Form 8-K filed on January 30, 2002

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Investco, Inc., 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431.

                      RISKS OF INVESTING IN INVESTCO SHARES


         For the year ended December 31, 2000 and the nine months ended September 30, 2001, we reported net losses of $4,479,359 and $2,487,766, respectively. As of September 30, 2001, we had an accumulated deficit of $9,051,427, and stockholders' deficit of $878,847. Since we have never operated profitably to date, there can be no assurance that we will operate profitably in the future and that we will not continue to sustain losses. Continued losses could materially and adversely affect our business


         We require substantial working capital to build our application service provider systems, for marketing and promotion, and to fund our general business operations. In addition, we anticipate that we will regularly need to make capital expenditures to upgrade and modify our management information system, including software and hardware, as we grow and the needs of our business change. We need to raise additional funds to meet our current needs for working capital. We are actively seeking additional financing, which may be either debt or equity financing. We cannot be certain that any additional financing will be available to us when needed and if available, whether it will be on favorable terms. In addition, if we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience additional dilution.

         We shifted our business focus towards providing speech recognition products and services and credit and collateral enhancement services and facilities. As a result of this shift in focus, our business plan is unproven. There can be no assurance that our new business plan will be successful. Although we are in discussions with several prospective clients, we have only just begun to sell our newly developed credit and collateral enhancement services and facilities, and demand for these products and services is uncertain. Additionally, our previous financial history is not a good indication of how the business is doing or how it is evolving.

         Many of the engagements we have begun or plan to undertake involve projects for financial projects that are critical to the operations of our clients' businesses and provide benefits to our clients that may be difficult to quantify. If we fail or are unable to meet a client's expectations in the performance of our services, our client's operations could be adversely affected. This could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

         Potential loan delinquencies and defaults by our customers expose us to risks of loss and reduced net earnings. During economic slowdowns or recessions, loan delinquencies, defaults and credit losses generally increase. In addition, significant declines in market values of assets securing the loans reduce the protection afforded under the agreements with customers. The limited borrowing power of our customers also increases the likelihood of delinquencies, defaults and credit losses on foreclosure.

         Many of our customers have limited access to financing for a variety of reasons, including insufficient equity value and unfavorable past credit histories. We are subject to various risks associated with these customers, including, but not limited to, the risk that customers will not pay carrying charges resulting in foreclosing the customer's loan and looking to our asset base for payment.

         The frequency and severity of losses generally increases during economic downturns or recessions. Because our customers generally do not satisfy criteria, that traditional lenders rely on in evaluating whether to make loans to potential borrowers, these borrowers do not qualify for traditional credit loans. The actual rate of delinquencies, foreclosures and credit losses on these loans are often higher under adverse economic conditions than those currently experienced in the industry in general because of the lower credit quality of the borrower. Any sustained period of increased delinquencies, foreclosures and losses could hurt our financial condition, results of operations and cash flows.

         In the ordinary course of business, we are subject to claims made by lenders, borrowers and private investors from, among other things, losses allegedly incurred as a result of potential breaches of fiduciary obligations and misrepresentations, errors and omissions of our employees, officers and agents. Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state lending laws because of the nature of the industry and uncertainties with respect to the application of various laws and regulations. Pending claims and any claims made in the future may result in legal expenses or liabilities, that could have a material adverse effect on our financial condition, results of operations and cash flows.

         Our ability to provide collateral for loans depends largely on our ability to maintain our asset base. If we are unable to maintain the size of our asset base available to collateralize the loans of our customers, then we will have to reduce our originations, which would reduce our revenues.

         In the event we change our business plan, Federal banking regulations are revised, or additional regulations are promulgated, we could then become subject to governmental regulations as a banking institution. The banking industry is heavily regulated under both federal and, under certain circumstances, state law. Federal bank regulatory agencies regulate many aspects of a bank's operations. These areas include, but are not limited to, the capital a bank must maintain, the kinds of activities a bank may engage in, the types and levels of investments a bank may make, the locations of a bank's offices, how much interest a bank may pay on demand deposits, insurance of a bank's deposits and the premiums a bank must pay for this insurance and how much cash a bank must set aside as reserves for its deposits. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not the bank's creditors or stockholders. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted in the future that could adversely affect us.

         Few shares of our common stock trade on the OTC Bulletin Board on any given day. Therefore, the trading price of our common stock has been, and in the future is expected to be strongly affected by a number of factors, including:

         o        current and anticipated results of operations;

         o        changes in our business, operations or financial results;

         o general market and economic conditions; o the number of shares outstanding and freely tradeable; and

         o        the number of market makers in our stock.

The trading price of our common stock can be affected if our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants. If that occurs, the market price of our common stock is likely to fall.

                               RECENT DEVELOPMENTS

         On December 26, 2001, Investco entered into a Stock Purchase and Exchange Agreement with First International Finance Corporation (FIFC), a Nevada corporation. Pursuant to the terms of the Stock Purchase and Exchange Agreement, FIFC exchanged $15 million of Anglo American Plc Ordinary Shares (Nasdaq: AAUK) for 1,000,000 shares of Series C Convertible Preferred Stock, $.001 per share of Investco. The preferred shares are convertible into 7,500,000 shares of common stock of Investco (750 million pre-split). Investco is authorized to use this asset as a resource to effect financings to benefit the Company and client companies.

         FIFC was incorporated in Nevada and authorized to do business in Florida since 1987. The primary business of FIFC has been consulting services for domestic and offshore companies in guarantee analysis, claims research and operations. FIFC consults extensively with companies to develop their business plans, submission to governmental entities for approval and licensing, and assisting companies with equity contributions. In addition, FIFC provides expertise to companies involved in the marine and construction industry specifically setting up new marine operations, purchase/sale of scrap and commodities such as sugar, rice tobacco etc. and startup operations. FIFC also assists investors with management of their assets. FIFC identifies companies that require an asset infusion for balance sheet enhancement and collateral guarantee and structures these investments through assets exchanged for secured or asset supported preferred stock.

         In addition to the voice recognition, Investco will be focusing on various financial products and services similar to those being offered by FIFC. Investco anticipates offering balance sheet enhancement, corporate note guarantees, collateral enhancement and other balance sheet enhancement products.

         On January 7, 2002 Intraco Systems, Inc. legally changed its name to Investco, Inc.

         On January 29, 2002 Investco declared a one for one hundred (1:100) reverse stock split of its common stock.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

                                SERVICE AGREEMENT

GENERAL

         Investco has only limited liquid capital resources as of the current time. As a result, we only have a limited number of employees in order to carry out new strategic directions that Investco wishes to undertake. Consequently, we expect to retain one or more consultants and interim executives who are working with us to fill the gaps left by departing employees as well as providing opportunities for Investco to develop new operations and expand into geographical areas which hopefully will be beneficial to the Company and its stockholders.

SERVICE AGREEMENT WITH JOSEPH LENTS

         On January 29, 2002, we entered into a Service Agreement with Joseph Lents who has agreed to serve as interim chief executive officer of Investco as the company internally restructures its operations, reorients its business plan and seeks potential acquisitions. Inasmuch as Mr. Lents has served without compensation both prior to and since his employment on November 30, 2001, we have agreed to issue to Mr. Lents 500,000 shares of our common stock for his past and current prospective services.


FEDERAL INCOME TAX EFFECTS

         The following discussion applies to the issuance of the Shares and is based on federal income tax laws and regulations in effect on December 31, 2001. It does not purport to be a complete description of the federal income tax consequences of the issuance, nor does it describe the consequences of state, local or foreign tax laws that may be applicable.

         In connection with the issuance of Shares as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Shares received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the Shares to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the Shares, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the Shares received once the conditions to receipt of the Shares are satisfied.

RESTRICTIONS UNDER SECURITIES LAWS

         The sale of the Shares must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of
Section 16(b) of the Securities Exchange Act of 1934.

                         SALES BY SELLING SECURITYHOLDER

         The following table sets forth

         o        the name of the selling securityholder,

         o the amount of shares of common stock held directly or indirectly,

         o the maximum amount of shares of common stock to be offered by the selling securityholder,

         o the amount of common stock to be owned by the selling securityholder following sale of the shares of common stock, and

         o the percentage of shares of common stock to be owned by the selling securityholders following completion of such offering.


                                                                                                   Percentage
                                                                            Shares to be           to be Owned
Name of Selling                     Number of             Shares to          Owned After             After
Securityholder                    Shares Owned           be Offered           Offering              Offering
--------------                    ------------           ----------         ------------           -----------

Joseph Lents                         501,856              500,000               1,856                 .02%

The shares outstanding gives effect to the conversion of the series C Preferred Stock into 7,500,000 shares of common stock as soon as Investco amends its Certificate of Incorporation.

                              PLAN OF DISTRIBUTION

         The Shares covered by this prospectus may be distributed from time to time by the selling securityholder in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholder in connection with sales of securities.

         The selling securityholder may sell the securities in one or more of the following methods, which may include crosses or block transactions:

         o through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling securityholder to its partners or members, subject to rules relating to sales by affiliates;

         o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In making sales, brokers or dealers used by the selling securityholder may arrange for other brokers or dealers to participate. The selling securityholder and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of the selling securityholders, to the extent required, a prospectus is to deliver. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         Sales of securities by us and the selling securityholder or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 1,000,000, shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share. As of January 31, 2002, there were issued and outstanding, 946,901 shares of common stock and 2,263,600 shares of preferred stock.

         Common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a shareholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.


PREFERRED STOCK


         Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series. The Board can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board has the authority to determine these rights without any further vote or action by the shareholders.

         We have designated 2,500,000 shares of preferred stock as Series A Convertible Redeemable Preferred Stock, of which 391,500 shares are currently outstanding. One hundred shares are convertible into one share of our common stock, subject to adjustment in certain circumstances. Each share of Series A preferred stock is entitled to receive a cumulative dividend of 7% per annum, payable quarterly. Each share has a liquidation value of $1.00. We may redeem the shares at any time for $1.00 per share at our option. Each share of Series A preferred stock is non-voting, except otherwise required by applicable law.

         We have designated 1,700,000 shares of preferred stock as Series B Convertible Redeemable Preferred Stock, of which 872,100 shares are currently outstanding. One hundred shares are convertible into one share of our common stock, subject to adjustment in certain circumstances. The Series B preferred stock does not have a specified dividend; instead, each share will be entitled to receive dividends only if declared by the Board of Directors, in its sole discretion. Each share has a liquidation value of $1.00, except that the liquidation value per share for subscriptions exceeding $100,000 is $.997. We may redeem the shares at any time for the liquidation value at our option. Each share of Series B preferred stock is non-voting, except as otherwise required by applicable law.

We have designated 1,000,000 shares of preferred stock as Series C Convertible Preferred Stock, of which 1,000,000 shares are currently outstanding. Each share is convertible into 750 shares of our common stock, subject to adjustment in certain circumstances. Each share of Series C preferred stock does not pay dividends. Each share has a liquidation value of $15.00. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided proportionately on a per share basis among the holders of our Series C Convertible Preferred Stock before any distribution may be made with respect to the Common Stock or holders of any other series of Preferred Stock. The series C Preferred Stock is subordinate to the rights of the holders of Series A Convertible Redeemable Preferred Stock and Series B Convertible Redeemable Preferred Stock. Each share of Series C preferred stock has one vote

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572 Telephone No. (908) 497-2300.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by Daszhal, Bolton, Manela Devlin & Co., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, which report contains an explanatory paragraph on the Company's authority to continue as a going concern, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Investco may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position and in its By-laws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of Investco, or any person who serves at the request of Investco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Nevada Revised Statutes (including, without limitation, the statutes, case law and principles of equity) of the State of Nevada. If the NRS (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Nevada are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then Investco shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of the Articles of Investco and without further action by the Directors or stockholders of Investco.

         Without limiting the generality of the foregoing provision of this item, to the fullest extent permitted or authorized by the NRS as now in effect and as the same may from time to time hereafter be amended, no director of Investco shall be personally liable to Investco or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of Investco existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference
-------  ---------------------------------------

         The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

         The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

         o Annual Report on Form 10-KSB for the year ended December 31, 2000, filed on March 28, 2001

         o Quarterly Report on Form 10-QSB for quarter ended March 31, 2001 as filed on May 14, 2001.

         o Quarterly Report on Form 10-QSB for quarter ended June 30, 2001 as filed on August 21, 2001

         o        Current Report on Form 8-K filed on August 31, 2001

         o Quarterly Report on Form 10-QSB for quarter ended September 30, 2001 as filed on November 19, 2001

         o The description of the Company's common stock contained in our Registration Statement on Form SB-2, filed on July 24, 2001;

         o        Current Report on Form 8-K filed on November 29, 2001;

         o        Current Report on Form 8-K filed on January 30, 2002

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Investco, Inc., 3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431.

ITEM 4.  Description of Securities
-------  -------------------------

         A description of Investco's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  Interests of Named Experts and Counsel
------   --------------------------------------

         Not Applicable.

ITEM 6.  Indemnification of Directors and Officers
-------  -----------------------------------------

         Investco may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position and in its By-laws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of Investco, or any person who serves at the request of Investco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Nevada Revised Statutes (including, without limitation, the statutes, case law and principles of equity) of the State of Nevada. If the NRS (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Nevada are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then Investco shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of the Articles of Investco and without further action by the Directors or stockholders of Investco.

         Without limiting the generality of the foregoing provision of this item, to the fullest extent permitted or authorized by the NRS as now in effect and as the same may from time to time hereafter be amended, no director of Investco shall be personally liable to Investco or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of Investco existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 7.  Exemption From Registration Claimed
-------  -----------------------------------

         Inasmuch as the recipient of the Shares was knowledgeable and sophisticated, had access to relevant information pertaining to Investco and had the ability to fend for himself, the issuance was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of that act.

ITEM 8.  Exhibits
-------  --------

10.11    Agreement with Joseph Lents
23.1     Consent of Independent Certified Public Accountant

ITEM 9.  Undertakings


         1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                            SIGNATURES

         The Registrant pursuant to the requirements of the Securities Act of 1933, as amended, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on the 13th day of February, 2001.

                                    INVESTCO, INC.


                                    By: /s/Joseph Lents
                                        -----------------------------------
                                    Name:  Joseph Lents
                                    Title:   Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                     Title                                Date
         ---------                                     -----                                ----


/s/Joseph Lents                                Chief Executive Officer                   February 13, 2002
-------------------------                      Principal Executive,
Joseph Lents                                   Financial and Accounting
                                               Officer



/s/Robert Hildreth, Jr.                        Chairman of the Board                     February 13, 2002
--------------------------
Robert Hildreth, Jr.



/s/Benjamin W. Krieger                         Director                                  February 13, 2002
----------------------
Benjamin W. Krieger